EXHIBIT 12
                                                    Pro-Fac Cooperative, Inc.
(Dollars in Thousands)

                                                                                                                  Nine
                                                                                                                  Months
                                                                     Fiscal Year Ended                            Ended
                                                     --------------------------------------------------------------------
                                                     June 29,     June 28,    June 26,  June 26,    June 25,    March 25,
                                                       1990         1991        1992      1993        1994         1995
                                                     --------------------------------------------------------------------
Computation of Ratio of Earnings to Fixed Charges and
   Preferred Dividends

Excess/(deficiency) of revenues before taxes,
   dividends and allocation of net proceeds
  from current operations                            $14,820      $ 8,323   $12,754  $(17,498)    $23,698     $13,639
Deduct - Equity in undistributed earnings of
   CoBank                                               (814)        (747)   (1,129)   (1,486)     (1,541)     (1,288)
                                                      ------        -----    ------   -------      ------      ------
                                                      14,006        7,576    11,625   (18,984)     22,157      12,351
Fixed charges:
  Interest expense                                    19,614       20,302    17,179    13,753      11,587      20,603
  Rentals (A)                                                                                                     600
                                                                                                               ------
  Total fixed charges                                 19,614       20,302    17,179    13,753      11,587      21,203
                                                      ------        -----    ------   -------      ------      ------

Adjusted earnings/(loss) before fixed charges       $ 33,620      $27,878   $28,804  $ (5,231)    $33,744     $33,554
                                                     =======      =======   =======  ========     =======     =======
Preferred dividends - interim periods prorated       $ 3,118      $ 3,573   $ 3,837  $  3,893     $ 3,717     $ 3,261
Add - Adjustment to reflect preferred dividends
   on a pretax basis1                                     --           --        --        --          --          --
                                                      ------        -----    ------   -------      ------      ------
Preferred dividends on a pretax basis                  3,118        3,573     3,837     3,893       3,717       3,261
Fixed charges                                         19,614       20,302    17,179    13,753      11,518      21,203
                                                      ------        -----    ------   -------      ------      ------
   Total                                             $22,732      $23,875   $21,016  $ 17,646     $15,235     $24,464
                                                     =======      =======   =======  ========     =======     =======
Ratio of earnings to fixed charges and
   preferred dividends                                   1.5          1.2       1.4        (B)        2.2         1.4
                                                     =======      =======   =======  ========     =======     =======

Computation of Pro Forma Ratio of Earnings to Fixed
   Charges and Preferred Dividends

Adjusted earnings/(loss) before
   fixed charges, as above                           $33,620      $27,878   $28,804  $ (5,231)    $33,744     $33,554
                                                     =======      =======   =======  ========     =======     =======
Total fixed charges and pretax basis
   preferred dividends, as above                     $22,732      $23,875   $21,016  $ 17,646     $15,235     $24,464
                                                      ------        -----    ------   -------      ------     ------
Pro forma preferred dividends assuming all "Retains"
   were converted into preferred stock (retained
   earnings allocated to members times the maximum
   dividend rate permitted by law of 12 percent)
   interim periods prorated                            5,258        4,800     3,997     4,391        4,218      3,995
Add - Adjustments to reflect preferred dividends on a
   pretax basis1                                          --           --        --        --           --         --
                                                      ------        -----    ------   -------       ------     ------
                                                       5,258        4,800     3,997     4,391        4,218      3,995
                                                      ------        -----    ------   -------       ------     ------
Pro forma total fixed charges and pretax basis
   preferred dividends                               $27,990      $28,675   $25,013   $22,037      $19,435    $28,459
                                                     =======      =======   =======  ========      =======    ========
Pro forma ratio of earnings to fixed charges and
   preferred dividends                                   1.2          (C)       1.2        (B)        1.7         1.2
                                                     =======      =======   =======  ========     =======     =======

(A) Rentals deemed representative of the interest factor included in rent expense.

(B) In fiscal year ended June 26, 1993, the earnings were inadequate by $22,877,000 to cover fixed charges and pretax-basis preferred dividends and by $27,268,000 to cover pro forma total fixed charges and pretax-basis preferred dividends.



(C) In fiscal year ended June 28, 1991, the earnings were inadequate by $797,000 to cover the amount of fixed charges and pretax-basis preferred dividends which would have been declared and paid if all retained earnings allocated to members' "retains" at the end of each fiscal periods had been converted to preferred stock at the beginning of the period at the maximum dividend permitted by law.



1 As a tax-exempt cooperative until the acquisition of Curtice-Burns, cash dividends paid were an allowable deduction for computation of taxable income.